Exhibit 99.1
News Release
Contacts:
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.inda@cci-ir.com
H&E Equipment Services Reports Third Quarter 2010 Results
BATON ROUGE, Louisiana — (November 4, 2010) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the third quarter ended September 30, 2010. Total revenue was $153.8 million, compared with $175.6 million for the same period last year. Gross profit was $37.9 million, compared with $40.0 million a year ago. Operating income was $1.5 million, compared with $5.2 million for the same period last year. Net loss was $3.8 million, or ($0.11) per diluted share, compared to a net loss of $2.3 million, or ($0.07) per diluted share, a year ago. EBITDA for the third quarter was $24.5 million, compared to $29.3 million, a year ago.
THIRD QUARTER 2010 HIGHLIGHTS
•	Total revenues increased 17.4% from the second quarter.

•	Rental revenues increased 7.0% from a year ago and 15.8% from the second quarter. The third quarter delivered positive year over year results in rental segment for the first time since late 2008.

•	New equipment sales increased 64.7% from the second quarter and were near year ago levels.

•	Gross margins increased to 24.6%. Sequentially, gross margins were consistent with the second quarter. Sequential EBITDA growth was 31.3%, resulting in higher margins as a percentage of revenues.

•	Rental gross margins increased to 37.5% in the third quarter reflecting a significant improvement on both a year over year and on a sequential basis.

•	Increased average time utilization (based on units available for rent) to 62.3%, compared to 54.9% in the second quarter and 54.3% a year ago. Increased average time utilization (based on original equipment cost) to 65.9%, compared to 57.9% in the second quarter and 57.1% a year ago.

•	Rental rates improved 1.8% sequentially from the second quarter, the first quarter of positive sequential gains in rental rates since the second half of 2008.
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H&E Equipment Services Reports Third Quarter 2010 Results

November 4, 2010
•	Dollar utilization was 29.2% in the third quarter, an increase of approximately 400 basis points on both a year over year and on a sequential basis.

•	Continued to reinvest in rental capital expenditures with improving market conditions. Net rental capital expenditures (including inventory transfers) were $21.8 million.

•	Rental fleet age at September 30, 2010, was 43.0 months compared to an industry average near 52 months.
“Market conditions continued to improve during the third quarter and as a result, areas of our business delivered solid sequential gains,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “Total revenue increased 17.4% sequentially from the second quarter, driven by continued growth in our rental business and increased new equipment sales. Due to improving rental demand, we increased both our overall rental capacity and the physical utilization of our fleet. We were also very pleased to achieve sequential rental rate improvement of 1.8%. As a result, rental revenue increased 15.8% from the second quarter and 7.0% from a year ago. Our third quarter results also reflected significant increases in rental gross profit and margins on both a sequential and on a year over year basis.”
“All of these factors indicate our environment is improving and we are positioned to take advantage of continuing improvements in our end markets,” Engquist concluded. “In October, our rental business performed at levels we have not experienced since early in 2009, at which time we were maintaining $100 million more in rental assets. However, while we are very encouraged by the current activity, we remain cautious regarding the balance of this year due to potential seasonality issues and ongoing economic challenges in several of our markets. We hope to see continued improvement throughout 2011.”
FINANCIAL DISCUSSION FOR THIRD QUARTER 2010:
Our operating results for the three and nine months ended September 30, 2009 and the related period-to-period comparisons below were impacted by the sale of a substantial portion of our Yale lift truck assets. On July 31, 2009, the Company sold certain Yale rental fleet, new and used equipment inventories and parts inventories for total cash proceeds of approximately $15.7 million. In connection with the transaction, we also recognized approximately $0.9 million in deferred service revenues from the termination of maintenance contracts associated with the Yale rental fleet assets sold. Our results for the prior periods included approximately $1.6 million of gross profit related to the sale of these assets.
Revenue
Total revenues decreased 12.4% to $153.8 million from $175.6 million in the third quarter of 2009. Equipment rental revenues increased 7.0% to $48.3 million compared with $45.1 million in the third quarter of 2009. New equipment sales decreased 2.1% to $47.7 million from $48.7 million in the third quarter of 2009. Used equipment sales decreased 55.0% to $14.7 million compared to $32.7 million in the third quarter of 2009. Parts sales decreased 12.4% to $22.6 million from $25.8 million in the third quarter of 2009. Service revenues decreased 18.5% to $12.4 million compared to $15.2 million a year ago. The sale of the Yale lift truck assets included in the prior period amounts above had the effect of increasing our current period comparative revenue declines, particularly in used equipment sales.
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H&E Equipment Services Reports Third Quarter 2010 Results

November 4, 2010
Gross Profit
Gross profit decreased 5.1% to $37.9 million from $40.0 million in the third quarter of 2009. Gross margin was 24.6% for the quarter ended September 30, 2010 compared to 22.8% for the quarter ended September 30, 2009. The sale of the Yale life truck assets contributed a gross margin of 9.6% for the three month period ended September 30, 2009, reducing total gross margin a year ago.
On a segment basis, third quarter 2010 gross margin on rentals was 37.5% compared to 30.6% in the third quarter of 2009. On average, rental rates declined 5.9% as compared to the third quarter of 2009 but increased 1.8% from the second quarter. Time utilization (based on units available for rent) was 62.3% in the third quarter of 2010, 54.9% in the second quarter of 2010 and 54.3% a year ago.
Gross margin on new equipment sales was 9.9% as compared to 10.5% in the third quarter a year ago. Gross margin on used equipment sales was 24.6% which was up from 17.2% a year ago. Gross margin on parts sales decreased to 26.1% from 26.5%. Gross margin on service revenues decreased to 58.3% from 62.9% in the prior year.
Rental Fleet
At the end of the third quarter of 2010, the original acquisition cost of the Company’s rental fleet was $665.5 million, down $28.6 million from $694.1 million at the end of the third quarter of 2009 and down $9.6 million from $675.1 million at the end of 2009. Dollar utilization was 29.2% compared to 25.5% for the third quarter of 2009. Dollar returns increased reflecting higher year-over-year average physical utilization.
Selling, General and Administrative Expenses
SG&A expenses for the third quarter of 2010 were $36.6 million compared with $35.1 million last year, a $1.5 million, or 4.3%, increase. The net increase was primarily attributable to higher depreciation and employee salaries, wages and related expenses. For the third quarter of 2010, SG&A expenses as a percentage of total revenues were 23.8% as compared to 20.0% a year ago.
Income from Operations
Income from operations for the third quarter of 2010 was $1.5 million, or 0.9% of revenues, compared with income from operations of $5.2 million, or 3.0% of revenues, a year ago.
Interest Expense
Interest expense for the third quarter of 2010 decreased $0.5 million to $7.3 million from $7.8 million a year ago due primarily to lower average interest rates, debt under the senior secured credit facility and floor plan payables.
Net Income (Loss)
Net loss was $3.8 million, or ($0.11) per diluted share, compared to net loss of $2.3 million, or ($0.07) per diluted share, a year ago. The effective income tax rate was 35.1% compared to 10.3% a year ago.
EBITDA
EBITDA for the third quarter of 2010 decreased $4.8 million to $24.5 million compared to $29.3 million a year ago. EBITDA, as a percentage of revenues, was 15.9% compared to 16.7% a year ago.
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H&E Equipment Services Reports Third Quarter 2010 Results

November 4, 2010
Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA, as calculated by the Company, is not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.
Conference Call
The Company’s management will hold a conference call to discuss third quarter results today, November 4, 2010, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-0721 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on November 4, 2010, and will continue through November 12, 2010, by dialing 719-457-0820 and entering confirmation code 1332743.
The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on November 4, 2010, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.
About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 68 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America as well as the impact of the recent macroeconomic downturn and current conditions of the global credit markets and its effect on construction activity and the economy in general; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs as we age our fleet and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form
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H&E Equipment Services Reports Third Quarter 2010 Results

November 4, 2010
10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.
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H&E Equipment Services Reports Third Quarter 2010 Results

November 4, 2010
H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Equipment rentals	$48,272	$45,108	$126,400	$150,669
New equipment sales	47,697	48,685	103,952	172,010
Used equipment sales	14,700	32,698	46,062	69,254
Parts sales	22,599	25,786	65,013	78,144
Service revenues	12,412	15,225	36,466	46,164
Other	8,164	8,126	21,643	25,824

Total revenues	153,844	175,628	399,536	542,065

Cost of revenues:
Rental depreciation	19,628	21,105	58,260	67,789
Rental expense	10,552	10,209	29,171	32,441
New equipment sales	42,979	43,549	93,992	150,519
Used equipment sales	11,083	27,069	35,690	56,482
Parts sales	16,710	18,952	47,804	56,339
Service revenues	5,177	5,646	13,805	17,059
Other	9,795	9,131	26,630	26,683

Total cost of revenues	115,924	135,661	305,352	407,312

Gross profit	37,920	39,967	94,184	134,753

Selling, general, and administrative expenses	36,594	35,073	109,233	110,342
Gain on sales of property and equipment	125	289	324	472

Income (loss) from operations	1,451	5,183	(14,725)	24,883

Interest expense	(7,287)	(7,847)	(21,781)	(24,039)
Other income, net	10	123	166	518

Income (loss) before provision (benefit) for income taxes	(5,826)	(2,541)	(36,340)	1,362

Provision (benefit) for income taxes	(2,046)	(261)	(13,389)	1,201

Net income (loss)	$(3,780)	$(2,280)	$(22,951)	$161

NET INCOME (LOSS) PER SHARE
Basic – Net income (loss) per share	$(0.11)	$(0.07)	$(0.66)	$0.00
Basic – Weighted average number of common shares outstanding	34,700	34,625	34,656	34,601

Diluted – Net income (loss) per share	$(0.11)	$(0.07)	$(0.66)	$0.00
Diluted – Weighted average number of common shares outstanding	34,700	34,625	34,656	34,638

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H&E Equipment Services Reports Third Quarter 2010 Results

November 4, 2010
H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	September 30,	December 31,
	2010	2009
Cash	$26,856	$45,336
Rental equipment, net	412,126	437,407
Total assets	739,618	763,084

Total debt (1)	252,790	254,110
Total liabilities	483,157	484,202
Stockholders’ equity	256,461	278,882
Total liabilities and stockholders’ equity	$739,618	$763,084

(1)	Total debt consists of the aggregate amounts outstanding on the senior unsecured notes, capital lease obligation and notes payable obligations.
H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income (loss)	$(3,780)	$(2,280)	$(22,951)	$161
Interest expense	7,287	7,847	21,781	24,039
Provision (benefit) for income taxes	(2,046)	(261)	(13,389)	1,201
Depreciation	22,867	23,804	68,206	76,039
Amortization of intangibles	140	148	435	444

EBITDA	$24,468	$29,258	$54,082	$101,884

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